SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2010

TimeShare Holdings, Inc.
[Missing Graphic Reference]
(Exact Name of Registrant as Specified in Its Charter)

Nevada	333-148697	88-0476779
(State or Other Jurisdiction	(Commission	( I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

2350 S. Jones Blvd. Ste 101 Las Vegas, NV	89146
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:  541-921-3903

[Missing Graphic Reference]
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 Writteno communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Solicitingo material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

 Pre-commencemento communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

 Pre-commencemento communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

TimesShare Holdings, Inc.

Las Vegas, Nevada - January 1, 2011.  TimeShare Holdings, Inc. (OTC.BB:TMSH)
announces that its Board of Directors have authorized a reduction in Authorized Shares from 300,000,000 to 175,000,000 effective January 1, 2011.

TimeShare Holdings, Inc. announces that it has established a broker/dealer and asset management account with Morgan Stanley Smith Barney.

The Board also approved the acquisition of the Research and Development Division of Global Renewable Energy Systems Inc. effective January 1, 2011.  The R&D Division is acquired as a wholly owned subsidiary of TimeShare Holdings, Inc. and is renamed to Renewable Energy R&D.  The R&D group will be under the direction of Doug Johnson and is expected to continue scientific and technology research, development, and support of the current and future renewable energy projects.

The Board also approved the acquisition of Native American Consulting LLC effective January 1, 2011 which will be renamed to Native American Consulting and will become a wholly owned subsidiary of TimeShare Holdings, Inc.  Native American Consulting LLC is under contract to Global Renewable Energy Systems Inc. which cancelled their contract to allow the acquisition to occur.  Native American Consulting will be under the direction of Kent Strickler and will continue to develop renewable energy projects on Tribal Reservation Lands in the USA along with renewable energy projects internationally.   Mr. Strickler is an enrolled Tribal member of the Confederated Tribes of Siletz Indians of Oregon.

Native American Consulting, with the approval of TimeShare Holdings, Inc. Board, has acquired from Global Renewable Energy Systems Inc. the executed contract dated October 7, 2010 for a turn key 60 MegaWatt Photovoltaic Solar Park to be constructed in the country of Bulgaria.  The $350,000,000 PV Park is projected to return at least $19,000,000 annual net revenue.  Construction is scheduled to begin in the spring of 2011. The project financials have been reviewed and certified by an internationally well know and respected auditing and accounting firm.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.

TIMESHARE HOLDINGS, INC

Date: Janueary 3, 2011	By:	/s/ Kent A. Strickler
Kent A. Strickler
President
/s/ Douglas R. Johnson
Douglas R. Johnson
Chief Operating Officer & Chief Financial Officer